EXHIBIT 99.1

Contacts:	Meg McGilley Chief Financial Officer (858) 480-0402 Rob Whetstone PondelWilkinson, Inc. (310) 279-5963
Somaxon Provides Update
on SILENORTM Preclinical Program
-	FDA agrees with the company’s assessment that doxepin does not appear to have genotoxic potential

-	Standard, long-term carcinogenicity studies may be a Phase 4 commitment pending evaluation of all preclinical data

-	NDA timeline on track; third quarter 2007 submission anticipated

SAN DIEGO, CA — February 13, 2007 — Somaxon Pharmaceuticals, Inc. (NASDAQ: SOMX) today is providing an update on its preclinical testing program for SILENOR™ (doxepin HCl), its lead product candidate that has completed a successful Phase 3 clinical program for the treatment of insomnia. The company is confirming that it expects to file a New Drug Application (NDA) with the U.S. Food and Drug Administration (FDA) for SILENOR™ in the third quarter of 2007.
In recent correspondence, the FDA agreed with Somaxon’s assessment that SILENOR™ does not appear to have genotoxic potential. The FDA indicated that, unless other preclinical data raise a concern, a complete assessment of the carcinogenic potential of SILENOR™ may not be needed prior to NDA approval. The FDA also indicated that it may accept the results of a shorter-term carcinogenicity study for approval of the NDA and allow a the standard two-year carcinogenicity study to be completed as a Phase 4 commitment. While the company intends to discuss the subject of a shorter-term carcinogenicity study with the FDA, it believes such a study can be completed by the first half of 2008.
Ken Cohen, Somaxon’s President and CEO, said, “We believe that this FDA communication relating to our preclinical program means that we can file our NDA without carcinogenicity data and that two year carcinogenicity studies are unlikely to be needed for approval. Our NDA preparation activities continue as planned, and we look forward to submitting it to the FDA in the third quarter of 2007.”
As the company previously disclosed, in connection with a planned pre-NDA meeting for SILENOR™ in May 2006, the FDA requested that Somaxon conduct additional preclinical work regarding SILENOR™. Somaxon then initiated a preclinical program consisting of standard genotoxicity, reproductive toxicology and carcinogenicity studies.
With respect to the timing of these studies, the FDA indicated that the data from the genotoxicity studies and reproductive toxicology studies should be included in the original NDA for SILENOR™. The FDA also indicated to Somaxon that depending on the outcome of the genotoxicity studies, it may be flexible as to the timing of the conduct of the carcinogenicity studies, including the potential that the data from those studies may be submitted as a post-NDA approval commitment.
The company completed the genotoxicity studies and, in its assessment of the results, did not observe a signal indicative of genotoxicity in any of the assays. The company submitted the data from the genotoxicity studies to the FDA and, based on the company’s assessment, requested that the agency clarify the required timing of submission of the data from the requested carcinogenicity studies of SILENOR™. Today’s announcement reflects the FDA’s response to Somaxon’s request.

The company is currently conducting the reproductive toxicology studies of SILENOR™ requested by the FDA and plans to complete those studies in the first half of 2007.
Somaxon has previously reported the results of all of its four Phase 3 clinical trials evaluating SILENOR™ for the treatment of insomnia. The company reported the results from the first of these clinical trials, which evaluated SILENOR™ in the treatment of adults with chronic insomnia, in April 2006. SILENOR™ demonstrated a statistically significant improvement compared to placebo on the primary endpoint of Wake After Sleep Onset (WASO), as well as a range of secondary endpoints including Latency to Persistent Sleep (LPS).
Somaxon reported results from its second Phase 3 clinical trial, which evaluated SILENOR™ in healthy adults experiencing transient insomnia in a sleep laboratory setting, in October 2006. SILENOR™ demonstrated a statistically significant improvement compared to placebo on the primary endpoint of LPS, as well as a range of secondary endpoints including WASO, Total Sleep Time (TST) and Latency to Sleep Onset (LSO).
The company reported results from its third Phase 3 clinical trial, which evaluated SILENOR™ in elderly patients with primary sleep maintenance insomnia in an outpatient setting, in November 2006. SILENOR™ demonstrated a statistically significant improvement compared to placebo in the primary endpoint of subjective Total Sleep Time (sTST), as well as a range of secondary endpoints including subjective Wake After Sleep Onset and Sleep Quality.
The company reported results from its fourth and final Phase 3 clinical trial, which evaluated long-term use of SILENOR™ in elderly patients with primary sleep maintenance insomnia, in December 2006. SILENOR™ demonstrated a statistically significant improvement compared to placebo in the primary endpoint of WASO, as well as a range of secondary endpoints including TST, Sleep Efficiency, sTST, and LSO.

In each of these trials, SILENOR™ was well tolerated and adverse events were comparable to placebo.
About SILENOR™
SILENOR™ is a low-dose (1 mg, 3 mg, 6 mg) oral tablet formulation of doxepin HCl that is patent protected for its use in insomnia. Doxepin has been prescribed for more than 35 years for the treatment of depression and anxiety at dosages typically ranging from 75 mg to 300 mg per day. At the currently prescribed high doses, doxepin is known to have a range of undesirable side effects. However, at the doses used in SILENOR™ in controlled clinical trials completed by Somaxon to date, SILENOR™ has been well tolerated.
Unlike most approved insomnia medications, SILENOR™ is not thought to produce its sleep-promoting effects via benzodiazepine recognition sites associated with the GABA neurotransmitter system. Drugs that act on these receptors have been associated with amnesia, hallucinations, physical dependence and drug-seeking behavior. The U.S. Drug Enforcement Administration classifies these products as Schedule IV controlled substances and carefully monitors and controls their prescribing and use. In contrast, it is believed that the effects of SILENOR™ are mediated through blockade of histamine (H1) receptors in the central nervous system. Histamine is an important neurotransmitter in the sleep-wake cycle; histamine blockade has been demonstrated to reduce wakefulness and to promote the initiation and maintenance of sleep. Further, histamine blockade has not been associated with recreational abuse or diversion.
Conference Call Information
Somaxon management will host a conference call today at 9:00 a.m. Eastern Time to review the results of this Phase 3 trial. Callers may participate in the conference call by dialing (800) 218-0204 (domestic) or (303) 262-2139 (international). The conference call also will be available to interested parties through a live audio Internet broadcast at www.somaxon.com and www.opencompany.info.
A telephonic replay will be available for approximately one week following the conclusion of the call by dialing (800) 405-2236 (domestic) or (303) 590-3000 (international), and entering passcode 11084297#. The call will be archived and accessible at www.somaxon.com and www.opencompany.info for approximately one year.

About Somaxon Pharmaceuticals
Headquartered in San Diego, CA, Somaxon Pharmaceuticals, Inc. is a specialty pharmaceutical company focused on the in-licensing and development of proprietary product candidates for the treatment of diseases and disorders in the fields of psychiatry and neurology. Somaxon has completed four successful Phase 3 clinical trials for its lead product candidate, SILENOR™ (doxepin HCl) for the treatment of insomnia. Somaxon expects to file a New Drug Application with the U.S. Food and Drug Administration for SILENOR™ in the third quarter of 2007, assuming that its ongoing preclinical studies proceed as currently scheduled. Somaxon has completed a pilot Phase 2 trial for nalmefene in smoking cessation with positive results and a Phase 2/3 clinical trial for nalmefene for the treatment of pathological gambling that did not achieve statistical significance for the primary or secondary endpoints. The company will evaluate the results from both of these trials before making determinations regarding the future of the nalmefene program. Acamprosate Ca, a potential treatment for movement disorders, is currently in formulation development.
For more information, please visit the company’s web site at www.somaxon.com.
Somaxon cautions you that statements included in this press release that are not a description of historical facts are forward-looking statements. For example, statements regarding the FDA’s requirements relating to Somaxon’s preclinical studies, planned filing of an NDA for SILENOR™ and potential for post-approval carcinogenicity studies are forward looking statements. The inclusion of forward-looking statements should not be regarded as a representation by Somaxon that any of its plans will be achieved. Actual results may differ materially from those set forth in this release due to the risks and uncertainties inherent in Somaxon’s business, including, without limitation, the potential for the FDA to require additional preclinical work or other clinical requirements to support submission or approval of an NDA submission for SILENOR™ or to be completed after regulatory approval; the timing of receipt of preclinical study results and any NDA submission; the results which may be observed in the pending preclinical studies for SILENOR™; the potential for SILENOR™ to receive regulatory approval for one or more indications on a timely basis or at all; Somaxon’s ability to demonstrate to the satisfaction of the FDA that a short-term carcinogenicity study is appropriate for potential NDA approval of SILENOR™ in the context of completed trials and pending studies; unexpected findings relating to SILENOR™ that could delay or prevent regulatory filings, approval or commercialization, or that could result in recalls or product liability claims; other difficulties or delays in development, testing, manufacturing or marketing of and obtaining regulatory approval for SILENOR™; the scope and validity of patent protection for SILENOR™; the market potential for insomnia, and Somaxon’s ability to compete; Somaxon’s ability to attract and retain key personnel; and other risks detailed in Somaxon’s prior press releases as well as in periodic filings with the Securities and Exchange Commission.
You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. All forward-looking statements are qualified in their entirety by this cautionary statement and Somaxon undertakes no obligation to revise or update this news release to reflect events or circumstances after the date hereof.
This caution is made under the safe harbor provisions of Section 21E of the Securities Exchange Act of 1934.
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